Exhibit 10.40

FIRST AMENDMENT TO MERGER AGREEMENT

This Amendment, dated January 18, 2021, is made to the August 6, 2019 Agreement And Plan Of Merger (the “Merger Agreement”) by and among Inogen, Inc., a Delaware corporation (“Buyer”), and Gregory J. Kapust (“Mr. Kapust”) as the representative of the Entitled Holders (the “Entitled Holders’ Agent”) and as shareholder, director and officer of New Aera, Inc., then a company organized under the laws of Delaware (“New Aera”), as well as other named parties to the Merger Agreement.   The named parties to the Merger Agreement that still exist are collectively referred to as the “Parties” to this Amendment.

The Parties ACKNOWLEDGE THAT:

The Merger Agreement may be amended in writing by this Amendment pursuant to Section 6.3 of the Merger Agreement, and this Amendment is effective when signed by the undersigned authorized representatives of the currently existing parties to the Merger Agreement;

Unless otherwise indicated, all definitions in the Merger Agreement shall have the same meaning in this Amendment;

The Merger Agreement included Exhibits resulting in several related agreements being entered, including an Intellectual Property Acquisition Agreement between Inogen and Silverbow Development LLC, a company organized under the laws of Delaware (“Silverbow”) and in which Mr. Kapust is a shareholder, officer and director;

After the Merger Agreement was entered, litigation was commenced by Breathe Technologies, Inc., a corporation organized under the laws of Delaware (“Breathe”), naming as defendants Inogen, New Aera, Silverbow, and Todd W. Allum (collectively the “Defendants”);

The litigation with Breathe now includes a suit pending in the Northern District of California, a suit pending in the Central District of California, and an arbitration pending before the American Arbitration Association (collectively the “Actions”);

Breathe and the Defendants have agreed to terms of a settlement which will result in final dismissal of all Actions and payment by Inogen to Breathe of eight million dollars (the “Settlement”);

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AND wherein the Parties seek to avoid disputes as to how the Settlement affects their respective rights and obligations, and for good and valuable consideration received, AGREE TO ADD THE FOLLOWING PROVISIONS TO THE MERGER AGREEMENT:

1.

No Party shall be responsible to make a payment directly to Breathe in connection with the Settlement, other than Inogen, however this does not alter either: the indemnification obligations of the Parties under the Merger Agreement; how the Breathe Settlement payment or legal defense costs are funded from the Escrow Fund; or how they are setoff against the Earnout Consideration.

2.

Mr. Kapust personally, as Entitled Holder’s Agent, and on behalf of Silverbow, including its shareholders, officers and directors, consents to the Settlement as complying and in accordance with the Merger Agreement and all related agreements, including Section 7.6(b) and Schedule 7.6(f) of the Merger Agreement, and specifically agrees:

a.	to sign the agreement with Breathe memorializing the Settlement;
b.	to direct Silverbow to take all actions consistent with effectuating the Settlement;
c.

to waive and fully release any claims, demands, or objections to the Settlement or to the reasonableness of the Settlement, including under Section 7.6(c) and Schedule 7.6(f) of the Merger Agreement; and

d.

that the payment to Breathe under the Settlement, and the legal defense costs the Parties incurred in defending the Actions (collectively, the “Indemnifiable Damages”), constitute Damages recoverable under Section 7.2(m) of the Merger Agreement and that such Damages shall be paid out of the Escrow Fund and setoff against any Earnout Consideration pursuant to Sections 7.5(e) and 7.7 of the Merger Agreement.

3.

In the event the Indemnifiable Damages exceed the Escrow Fund and any setoff against Earnout Consideration permitted under the Merger Agreement, Inogen agrees that neither Kapust personally, or as the Entitled Holders Agent, or his spouse, or his heirs, nor Silverbow or any of its shareholders, officers, directors, employees or attorneys, shall be liable for any Indemnifiable Damages.  Inogen and New Aera, and their respective officers, directors and employees hereby release and waive any claims or causes of action in contract, tort or equity, that Inogen, New Aera or either of their shareholders, officers, directors or employees might otherwise possess to recover any Indemnifiable Damages from Kapust, his spouse, his heirs or Silverbow or its officers, directors, employees or attorneys.

4.

Nothing in this Amendment modifies the terms of the Merger Agreement or its related agreements, nor waives the rights or obligations of any of the Parties under those agreements, unless expressly stated herein.

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IN WITNESS WHEREOF, the Company, Buyer, Merger Sub and the Entitled Holders' Agent have executed and delivered this Amendment or have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

INOGEN, INC.
By:	/s/ Alison Bauerlein
Name; Alison Bauerlein
Title: Executive Vice President, Finance &
Chief Financial Officer

MOVE MERGER SUB, INC.

By:	/s/ Alison Bauerlein
Name: Alison Bauerlein
Title: Secretary

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IN WITNESS WHEREOF, the Company, Buyer, Merger Sub and the Entitled Holders’ Agent have executed and delivered this Amendment or have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY

By:	/s/ Gregory J. Kapust
Gregory J. Kapust
Chief Executive Officer

IN WITNESS WHEREOF, the Company, Buyer, Merger Sub and the Entitled Holders’ Agent have executed and delivered this Amendment or have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Gregory J. Kapust, solely in his capacity as
the ENTITLED HOLDERS’ AGENT

By:	/s/ Gregory J. Kapust
Gregory J. Kapust

IN WITNESS WHEREOF, Silverbow has executed and delivered this Amendment or have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SILVERBOW

By:	/s/ Gregory J. Kapust
Gregory J. Kapust
Chief Executive Officer

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